DATED August 27, 2018
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 2021 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 2021
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	August 27, 2018
Settlement Date (Original Issue Date):
August 30, 2018, which is the third business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on any date prior to two business days before delivery will be required, because the Medium-Term Notes will not initially settle in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	March 15, 2021
Principal Amount:
$750,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $450,000,000 aggregate principal amount of Medium-Term Notes, Series I, Floating Rate Notes Due 2021 issued by us on March 15, 2018. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series I, Floating Rate Notes Due 2021 and will trade interchangeably with the previously issued Medium-Term Notes, Series I, Floating Rate Notes Due 2021 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series I, Floating Rate Notes Due 2021 will be $1,200,000,000.

Price to Public (Issue Price):	99.966%, plus accrued interest
Dealer’s Commission:	0.225% (22.5 basis points)
Accrued Interest:	$4,070,164.17
All-in-price:	99.741%, plus accrued interest
Net Proceeds to Issuer:	$748,057,500, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+23.0 basis points (0.230%)
Discount Margin:	+25.0 basis points (0.250%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to June 15, 2018 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 15th of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 15th of March, June, September and December of each year, ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	TD Securities (USA) LLC
Billing and Delivery Agent:	TD Securities (USA) LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q2H1
Other Provisions:
Notice to European Economic Area Investors
This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors.  Neither the Issuer nor the manager have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities (USA) LLC toll free at (855) 495-9846.